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                                                                     EXHIBIT 4.5





                          WABASH NATIONAL CORPORATION


                                STOCK BONUS PLAN




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                  WABASH NATIONAL CORPORATION STOCK BONUS PLAN


1.  PURPOSE

                 The purpose of this Plan is to provide for supplementary compensation as an incentive and reward to eligible long service employees who through industry, ability and exceptional service, contribute materially to the success of Wabash National Corporation

2.  DEFINITIONS

                 When used herein the following terms shall have the following meanings:

         (a). "Plan" means this Stock Bonus Plan for long service employees of Wabash National Corporation, as the same may be amended from time to time.

         (b).    "Effective Date" means January 1, 1997.

         (c). "Taxable Year" means the fiscal year of Wabash National Corporation which as of the Effective Date is the calendar year.

         (d).    "Company" means Wabash National Corporation

         (e). "Board of Directors" means the Board of Directors of the Company.

         (f). "Stock" means shares of common stock of the Company, par value $.01 per share.

         (g). "Employee" or Eligible Employee" means any long service employee of the Company who has been designated by the Board as eligible to receive awards hereunder.

         (h). "Participant" means any Eligible Employee who has been awarded a bonus under paragraph 3 below.

3.  DETERMINATION AND ALLOCATION OF STOCK

         (a). The aggregate number of shares of Stock which may be awarded as bonuses pursuant to the Plan is 500,000 shares of Stock.

         (b). The Board shall determine in its sole discretion the amount of individual Stock bonus awards for Eligible Employees based on such criteria as it shall determine to be relevant.
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4.  PAYMENT OF AWARDS

                 A certificate for the number of shares of Stock which have been awarded shall be delivered to the Participant, free of all restrictions except those otherwise required pursuant to Federal and state securities laws.


5.  ADMINISTRATION

         (a). The Board shall have full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations of the Board shall be final, conclusive and binding upon all parties. If any person objects to any such interpretation or action, formally or informally, the expenses of the Board and its agents and counsel shall be chargeable against the Participant.

         (b). No member of the Board shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Board nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Board and each other officer or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

6.  AMENDMENT OR TERMINATION

         (a). The Board of Directors reserves the right at any time to amend, suspend, or terminate the Plan in whole or in part and for any reason and without the consent of any Participant; provided that no such amendment shall adversely affect the rights of Participants with respect to Stock awarded to Participants prior to such amendment.

         (b). Subject to paragraph 6(a) above, any amendment, modification, suspension, or termination of any provisions of the Plan may be made retroactively.

7.  GENERAL LIMITATIONS AND PROVISIONS


         (a). Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Company or affect the right of the Company to dismiss any Employee. The adoption of the Plan shall not constitute a contract between the Company and any Employee. No Employee shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any employee benefit plan of the Company except as otherwise determined by the Board.





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         (b).    Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any such time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him, then the Board, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his spouse, children or other dependents, or any of them, in such manner and proportion as the Board may deem proper.

         (c). The Participant shall have no right, title, or interest whatsoever in or to any assets of the Company. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Employee or any other person. To the extent that any person acquires a right to receive Stock from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. No special or separate fund shall be established and no segregation of assets shall be made to assure delivery of Stock.

8.  TAX WITHHOLDING

         The Participant shall provide funds to the Company in an amount sufficient to pay the amount of any withholding taxes required with respect to the Stock bonus award at the time such withholding is required. The Company may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Participant.


                                 WABASH NATIONAL
                                 CORPORATION

                                 By:
                                    ----------------------
                                 Its:
                                     ---------------------




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                               TABLE OF CONTENTS


                                                                                                 Page
                                                                                                 ----
1.  PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

3.  DETERMINATION AND ALLOCATION OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

4.  PAYMENT OF AWARDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

5.  ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

6.  AMENDMENT OR TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

7.  GENERAL LIMITATIONS AND PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

8.  TAX WITHHOLDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3





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